                            SCHEDULE 14A INFORMATION

                                Proxy Statement
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. 1)

Filed by the Registrant [X]

Filed by the Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]  Confidential, for Use of the
                                                  Commission Only
                                                  (as permitted
                                                  by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12


                         FREDERICK'S OF HOLLYWOOD, INC.
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

          Class A Capital Stock, $1.00 par value per share, and Class B Capital Stock, $1.00 par value per share

      2)  Aggregate number of securities to which transaction applies:

          9,729,927 shares of Class A and Class B Capital Stock

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $69,735,865, representing (a) the sum of all shares outstanding multiplied by $7.75, plus (b) the product of (i) the difference between $7.75 and the exercise price of each option whose exercise price is less than or equal to

                            SCHEDULE 14A INFORMATION

                                Proxy Statement
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. 1)

Filed by the Registrant [X]

Filed by the Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement             [ ]  Confidential, for Use of the
                                                  Commission Only
                                                  (as permitted
                                                  by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12


                         FREDERICK'S OF HOLLYWOOD, INC.
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

          Class A Capital Stock, $1.00 par value per share, and Class B Capital Stock, $1.00 par value per share

      2)  Aggregate number of securities to which transaction applies:

          9,729,927 shares of Class A and Class B Capital Stock

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $69,735,865, representing (a) the sum of all shares outstanding multiplied by $7.75, plus (b) the product of (i) the difference between $7.75 and the exercise price of each option whose exercise price is less than or equal to

          $7.75, and (ii) the number of shares subject to each such option, plus
          (c) the product of (i) $.05 and (ii) the number of shares subject to options whose exercise price exceeds $7.75.

      4)  Proposed maximum aggregate value of transaction:

          $69,735,865

      5)  Total fee paid:

          $3,010 (Revised fee of $13,947 less amount previously paid of $10,397)

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:  $10,937

      2) Form, Schedule or Registration Statement No.: Schedule 14A Consent Solicitaion

      3)  Filing Party:  Frederick's of Hollywood, Inc.

      4)  Date Filed:  August 4, 1997



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

                               [FREDERICK'S LOGO]

                                                              September 18, 1997

Dear Stockholder:

     Since the mailing to you of the Consent Solicitation Statement dated August 6, 1997 (the "Consent Solicitation Statement"), the price to be paid to all holders of Class A and Class B Capital Stock of Frederick's of Hollywood, Inc., a Delaware corporation (the "Company"), pursuant to the merger described below has been increased from $6.14 to $7.75 per share. Accordingly, we are seeking your consent as a holder of the outstanding Class A Capital Stock and/or Class B Capital Stock of the Company, to the following two proposals: (i) an amendment to the Certificate of Incorporation of the Company (the "Certificate Amendment") to delete certain provisions thereof; and (ii) the merger (the "Merger") of Royalty Acquisition Corp., a Delaware corporation (the "Purchaser"), with and into the Company (with the Company being the surviving corporation) pursuant to an Agreement and Plan of Merger (as amended, the "Merger Agreement"), dated as of June 15, 1997, as amended as of July 28, 1997, and as further amended as of September 8, 1997, among the Company, Royalty Corporation, a Delaware corporation (the "Parent"), and the Purchaser, which is a direct subsidiary of the Parent. Following the Merger, the Company will become a wholly owned subsidiary of Parent. Stockholders of record as of July 21, 1997 are entitled to consent to the adoption and approval of the Certificate Amendment, the Merger Agreement and the Merger.

     As of the date hereof, as a result of the Stock Purchase Agreement and Supplement (as hereinafter defined), the Parent has the right to acquire and has been given a proxy to vote approximately 43.4% and 53.5%, respectively, of all outstanding shares of the Class A and Class B Capital Stock of the Company. As of the date hereof, the Purchaser and its affiliates have also made open-market purchases of an additional percentage of the Class A Capital Stock of the Company such that they now beneficially own 50.04% of the Class A Capital Stock of the Company, although Purchaser does not have the right to vote such additional shares in favor of the Merger.

     THE CONSENTS WHICH WERE FORWARDED TO YOU WITH THE CONSENT SOLICITATION STATEMENT DATED AUGUST 6, 1997 WILL BE CANCELLED AND WILL BE OF NO FURTHER FORCE AND EFFECT. IN ORDER TO GIVE YOUR CONSENT TO THE PROPOSALS, YOU MUST COMPLETE, DATE AND SIGN THE ENCLOSED NEW CONSENT CARD(S) AND RETURN THEM NO LATER THAN 9:00 A.M. (EASTERN DAYLIGHT TIME) ON SEPTEMBER 29, 1997.

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE CERTIFICATE AMENDMENT AND THE MERGER ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE CERTIFICATE AMENDMENT, THE MERGER AGREEMENT, AS AMENDED, AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS CONSENT TO THE CERTIFICATE AMENDMENT, THE MERGER AGREEMENT, AS AMENDED, AND THE MERGER.

     This letter serves to supplement and modify the information set forth in the Consent Solicitation Statement in order to (i) describe certain events which have taken place since the August 6, 1997 date thereof, the most important of which is the adoption by the Board of Directors of the Company (the "Board") of a Second Amendment to the Merger Agreement (the "Second Amendment") (attached hereto as Annex A) providing for an increase in the price to be paid to all holders of Class A and Class B Capital Stock of the Company (the "Merger Price") from $6.14 to $7.75 per share; and (ii) revise certain information contained therein respecting the "Minority Protection Transaction" provisions of the Company's Certificate of Incorporation to be deleted if the Certificate Amendment is approved.

INCREASE IN THE MERGER PRICE

     The increase in the Merger Price was the result of negotiations precipitated by two unsolicited offers to purchase all of the stock of the Company at a price in excess of $6.14 per share, which offers were received after the Consent Solicitation Statement was mailed.

     On August 21, 1997, six days before the anticipated closing date of the Merger as announced in the Consent Solicitation Statement, the Company and its two principal stockholders (the "Principal Stockholders") received an unsolicited written offer to purchase all of the stock of the Company for $7.00 per share in cash from a party (the "First Bidder") which had made several bids previously, each of which had been rejected by the Board based on, among other factors, the findings of Janney Montgomery Scott Inc. ("JMS"), the Company's financial advisor. The First Bidder had initially requested information from JMS in June of 1996, had put forth an expression of interest in July of 1996, and, despite repeated requests from JMS, did not put forth a bid until nearly nine months later. In February of 1997, the Company received a letter from the First Bidder indicating that in order for the First Bidder to commence negotiations with the Company, the Company would be required to execute a six-month standstill agreement and pay a $2 million break-up fee if the Company were sold or agreed to be sold during the term of the agreement. This letter, however, contained no reference or commitment as to price, structure or financing of a transaction with the Company. These conditions were entirely unacceptable to the Board and JMS and caused them to have reservations with regard to dealing with the First Bidder. In April of 1997, JMS received a cash bid of $5.80 per share from the First Bidder, which bid contained a financing and due diligence contingency. After negotiations with JMS, the offer was increased to a range of $6.00 to $6.25 per share. In May of 1997, the First Bidder made a bid of $6.50 per share in cash for 80% of the Company's stock. This bid was rejected by the Board because it was not for all outstanding shares and because, although the First Bidder had obtained expressions of interest from several identified financial sources by the end of May, the expressions of interest were still contingent upon lenders' and investors' satisfactory due diligence prior to becoming firm financial commitments. In addition, the equity component of the bid was significantly less than the equity component in the Purchaser's bid and the bid was to be syndicated over a large number of partners.

     Upon receipt of the First Bidder's new $7.00 offer, the Board asked JMS to ascertain whether the offer was adequately financed and the extent of any contingencies related thereto. On August 22, JMS advised the Board that the First Bidder intended to finance approximately fifty percent of its offer through equity investments by five investors and approximately fifty percent through secured debt. JMS, reporting on the financial aspects of the transaction, advised the Board that its preliminary findings indicated that the financing of the offer appeared to be credible. However, JMS noted that the offer (i) was subject to financing contingencies, principally that certain of the equity sources and the senior debt provider required that there be no material adverse change in the condition (financial or otherwise) of the Company from that contained in information previously provided to the First Bidder in the Spring of 1997, and that the principal outside equity investor reserved the right to change the economic terms of the acquisition to which it had preliminarily committed, (ii) did not represent any significant monetary risk to the First Bidder, as, in light of the materials provided to the Company, none of the financing sources appeared to have required the payment of any commitment fees, (iii) would expose the Company to break-up fees under the Merger Agreement if the offer were accepted and the Merger Agreement were terminated, and (iv) if accepted, could impose a delay in closing a transaction.

     Over the weekend (August 23 and 24), the Board met twice to consider the First Bidder's offer and the pending Merger pursuant to the existing Merger Agreement with the Purchaser and the Parent. On August 23, the Board was informed that the Parent was seeking to purchase the shares owned by the Principal Stockholders and all other stockholders for $6.90 per share. On August 25, the Parent and the Principal Stockholders entered into an agreement (the "Stock Purchase Agreement") pursuant to which the Parent agreed (i) to purchase all of such holders' shares (which constitute approximately 43.4% and 53.5%, respectively, of all outstanding shares of the Class A Capital Stock and Class B Capital Stock of the

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

Company) for $6.90 per share, and (ii) to pay $6.90 per share for the shares of all other stockholders upon closing of the Merger. On August 25, the Company issued a press release publicly disclosing the terms of the Stock Purchase Agreement. On August 26, the Board reaffirmed its conclusion that the Merger between the Purchaser and the Company, as supplemented by the Stock Purchase Agreement pursuant to which all stockholders would receive $6.90 per share, was in the best interests of the Company's stockholders. The Board based its conclusion on its and JMS's prior dealings with the First Bidder and its and JMS's concern regarding the credibility of the First Bidder, the deficiencies of the First Bidder's offer noted above and the financial and legal certainties of proceeding with the Merger with the Purchaser.

     On August 27, the originally anticipated closing date of the Merger, the Company received an unsolicited written offer to purchase all of the stock of the Company for $7.75 per share from The Veritas Capital Fund, L.P. (the "Second Bidder") which had not made a bid previously.

     On August 28, the Board met twice to discuss the Second Bidder's offer. JMS informed the Board that its preliminary findings indicated that the offer appeared to be credible from a financial point of view and was to be financed solely by the equity of the Second Bidder. The Board authorized JMS to arrange for representatives from the First Bidder and the Second Bidder to meet with representatives of the Company for further discussion and due diligence.

     On September 2, Hugh V. Hunter, who was both a director of the Company and a co-trustee of the Principal Stockholders, resigned from the Board. Subsequent to such resignation, the remaining members of the Board were and continue to be George W. Townson, William J. Barrett, Richard O. Starbird and Merle A. Johnston.

     Also on September 2, the Board approved a memorandum (the "Transaction Memorandum") outlining the conditions that the First and Second Bidder were required to satisfy in order for the Company to further consider such bidders' offers, and forwarded it to the First and Second Bidder. The requirements outlined in the Transaction Memorandum were intended to communicate the minimum requirements that the Board deemed necessary for it to consider another offer in light of the risk of jeopardizing the Merger with the Purchaser and/or incurring a termination fee to be paid to the Purchaser if another offer were accepted. The Transaction Memorandum required that each bidder deliver to the Company by noon on Thursday, September 4 (i) a forfeitable deposit of $2.5 million, and
(ii) an executed merger agreement substantially in the same form as the Merger Agreement, with specified modifications regarding price, capitalization, financing, due diligence and remedies and damages. Each such bidder was also informed orally that it must make its final, best offer by the September 4 deadline. The First Bidder visited the Company on September 2 and the Second Bidder visited the Company on September 3, in each case to perform final due diligence before making its final bid pursuant to the Transaction Memorandum. The Purchaser was not required to comply with the Transaction Memorandum since the Purchaser and the Company were already parties to the Merger Agreement.

     On September 3, the Principal Stockholders and the Parent entered into a Supplement to Stock Purchase Agreement (the "Supplement") which modified and clarified certain terms of the Stock Purchase Agreement. The Supplement (i) confirmed and clarified the unconditional obligation of the Principal Stockholders to sell and Parent to buy the shares under the Stock Purchase Agreement, even if the Merger Agreement were terminated, (ii) acknowledged the Parent's right to pay for and receive the shares prior to consummation of the Merger, (iii) provided certain indemnification to the Principal Stockholders in connection with the Stock Purchase Agreement, (iv) confirmed the Parent's obligation to use its best efforts to consummate the Merger, and (v) provided that if the Parent were to resell the purchased shares prior to March 1, 1998 to an unaffiliated third party for more than $6.90 per share, the difference would be paid to the Principal Stockholders.

     By September 4, neither the First nor Second Bidder had complied with all of the requirements outlined in the Transaction Memorandum; however, the Second Bidder provided a mark-up of the Merger Agreement, and, on September 5, counsel to the Company received $2.5 million from the Second Bidder to be held in escrow pending execution of a definitive agreement or earlier demand by the Second Bidder. The Second Bidder proposed to consummate the transaction by a tender offer followed by a merger, conditioned upon the Board granting the Second Bidder an option to purchase authorized but unissued Class A Capital Stock of the

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

Company at a price of $7.75 per share in order to dilute the voting power of the stock subject to the Stock Purchase Agreement and the Supplement. The Second Bidder proposed to aggregate the shares acquired pursuant to such dilutive option together with the shares that it would seek to acquire pursuant to the tender offer to obtain a majority of the shares of the Class A Capital Stock of the Company and reduce significantly the percentage of the Company's stock that the Purchaser had the right to acquire pursuant to the Stock Purchase Agreement and the Supplement. On September 5, the Board met to discuss the proposal of the Second Bidder and authorized its counsel to proceed with negotiations with the Second Bidder. However, the Board had significant concerns about the uncertainties and risks from a practical and legal standpoint of consummating a transaction with the Second Bidder and, in particular, whether the dilutive option demanded by the Second Bidder could withstand legal scrutiny. The Board was advised by its Delaware counsel that the Delaware courts had never approved such an option and had described it as a "radical step," and, accordingly, that there was a substantial risk that issuing such an option was not permissible under Delaware law.

     On September 6, Purchaser offered to increase the Merger Price for all of the shares of the Company's Class A and Class B Capital Stock to $7.75 per share subject to certain conditions, including termination of all other negotiations. The Board met to discuss the offer and authorized counsel to negotiate the principal terms thereof. Subsequently, the Company received a letter in which the Purchaser represented that the additional funds necessary to consummate the Merger at $7.75 per share would be contributed by financing sources identified in the Consent Solicitation Statement. The Purchaser intends to fund the additional purchase price ratably from such sources, including up to an additional $3.7 million of equity financing.

     Upon further negotiation by counsel, the final terms of the Purchaser's offer were presented to the Board on September 6. At the meeting, JMS rendered its oral opinion that the $7.75 Merger Price was fair to the stockholders of the Company from a financial point of view. JMS based its opinion on (i) its analysis of the various factors which it had previously considered in its opinion rendered on June 15, 1997 which is included in the Consent Solicitation Statement as Annex D; (ii) its determination that the analysis made in connection with its prior opinion was not materially affected by financial information it received subsequently, including information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997; and
(iii) the agreement by the Principal Stockholders to sell their shares to the Parent pursuant to the Stock Purchase Agreement and the Supplement which effectively provided the Parent with a controlling position. JMS has subsequently issued its written opinion, which is attached hereto as Annex B, that the $7.75 Merger Price is fair, from a financial point of view, to the minority stockholders whose investment decision is being addressed by the Consent Solicitation Statement and by this Supplement.

     The Board then agreed to the terms of the Purchaser's offer to the exclusion of all other offers and authorized counsel to negotiate an amendment to the Merger Agreement. The Board did so for the following reasons: (i) the existence of the Stock Purchase Agreement and Supplement pursuant to which Parent had the right to acquire a near majority of the outstanding Class A Capital Stock and a majority of the Class B Capital Stock of the Company; (ii) Parent's expressed intention to acquire such shares regardless of any action the Board may have taken with respect to any third parties; (iii) Parent's expressed intention to vote the shares to be acquired by it pursuant to the Stock Purchase Agreement and Supplement against any transaction the Board may have approved with any such third party; (iv) the high level of comfort of the Board with respect to Parent's ability to consummate the transactions contemplated by the Merger Agreement, including, but not limited to, the Parent's ability to pay the increased Merger Price; and (v) the Board's significant concerns about the uncertainties and risks from a practical and legal standpoint of consummating a transaction with any other bidder and the resulting consequences to the stockholders of the Company. The Board also concluded that it was in the best interests of the Company's stockholders for the Board to accept the Purchaser's offer, and, in that regard, not to pursue further negotiations with the Second Bidder, based on the Board's judgment that, given the foregoing information and circumstances, as well as the fact that the Second Bidder had been told to make its best and final offer, and given the advice of Delaware counsel that it was the Board's duty to act reasonably to seek the best value obtainable for the Company's stockholders, the Purchaser's offer was the best offer reasonably available to the stockholders.

     On September 8, the Board reviewed and approved the Second Amendment to the Merger Agreement (attached hereto as Annex A). The principal terms of the Second Amendment are as follows: (i) all holders

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

of Class A and Class B Capital Stock of the Company are to be paid $7.75 per share in cash at the closing of the Merger; (ii) the ability of directors, officers, employees and agents of the Company to speak to or negotiate with any other bidder is prohibited; (iii) the fee to be paid by the Company if the Company terminates the Merger Agreement or accepts another offer is increased to $4.5 million; (iv) Parent has the right to be an observer at subsequent Board meetings; (v) if any option to purchase stock of the Company is granted to any other party, the Parent has the right to receive an identical option; (vi) the time period in which the Merger may be consummated has been extended to November 15, 1997, and Parent has the option, under specified conditions, to extend such period for two additional six month periods; and (vii) the parties agree to use reasonable best efforts to consummate the Merger as soon as possible.

     On September 11, the Company received an unsolicited, non-binding amendment to the Second Bidder's offer increasing the price to $9.00 per share. On September 12, the Board met and unanimously resolved not to respond to such amended offer based upon, among other reasons: (i) the Company's contractual obligations in the Second Amendment pursuant to which the directors, officers, employees and agents of the Company are prohibited from considering any other offer, a breach of which could result in the obligation of the Company to pay a $4.5 million termination fee; (ii) information that the Purchaser and its affiliates have acquired 195,000 shares of the Class A Capital Stock of the Company in the open market, which shares, when added to the shares covered by the Stock Purchase Agreement and the Supplement, represent more than a majority of both the Class A and Class B Capital Stock of the Company and that the Purchaser and its affiliates would not vote in favor of any other bid to acquire the Company; and (iii) the Board's continuing concern regarding the legality and practicality of issuing a dilutive option to the Second Bidder.

     As a consequence of the increase of the Merger Price from $6.14 to $7.75,
(i) the following current executive officers of the Company will receive an increase in the consideration payable in connection with cancellation of options held by each of them, resulting in a total consideration as indicated parenthetically after each of their names: George W. Townson ($375,938), John B. Hatfield ($148,812), Nitin G. Parikh ($75,812), Robert R. Genest ($76,375), and Geric B. Johnson ($24,582); and (ii) the expected total amount of JMS's fee will be $820,000 ($130,000 of which has already been paid for preparation of a due diligence and offering memorandum and JMS's fairness opinion.)

REVISION OF DESCRIPTION OF MINORITY PROTECTION TRANSACTION PROVISIONS

     It has come to the Company's attention that the following sentence which begins on page 17 of the Consent Solicitation Statement is inaccurate:
"Consequently, anyone, except the Company's Employee Stock Ownership Plan, who acquires more than 10% of the outstanding shares of Class A Capital Stock and does not acquire a percentage of the Class B Capital Stock outstanding at least equal to the percentage of Class A Capital Stock that the person acquired (a "Related Person") will be allowed to vote only those shares of Class A Capital Stock just acquired constituting 10% of the outstanding Class A Capital Stock." This sentence summarizes the formula applicable under the "Minority Protection Transaction" provisions of the Company's Certificate of Incorporation (Section 1(e)) for determining the extent to which shares of Class A Capital Stock acquired by any person or group of persons acting in concert may be deemed "excess shares" and therefore may not be voted by such acquiror. The summary indicates that the formula is more "dilutive" of such acquiror's voting power than is actually the case under the precise terms of the formula. The formula and the other terms of the "Minority Protection Transaction" provisions of
Section 1(e) will be deleted from the Company's Certificate of Incorporation if the Company's stockholders consent to the adoption of the Certificate Amendment.

     The following is a revised summary of the formula which hereby replaces in its entirety the sentence quoted above:

        "Consequently, any person or group of persons acting in concert, except the Company's Employee Stock Ownership Plan, which has acquired more than 10% of the outstanding shares of Class A Capital Stock (other than upon original issuance by the Company and certain other exceptions) and has not also acquired shares of the Class B Capital Stock may be deemed to hold "excess shares" of Class A Capital Stock which may not be voted

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

        by such acquiror. The extent to which such shares of Class A Capital Stock are deemed excess shares depends on whether the acquiror has acquired shares of Class B Capital Stock. For example, pursuant to the applicable formula in Section 1(e)(1), if such person acquired 40% of the Class A Capital Stock and 30% of the Class B Capital Stock, such person would be entitled to vote all such shares of Class A Capital Stock, but if such person acquired 40% of the Class A Capital Stock and only 20% of the Class B Capital Stock, such person would be entitled to vote only 30% of the Class A Capital Stock outstanding. If the acquiror elects to acquire shares of Class B Capital Stock in order to reduce the number of excess shares it would otherwise be deemed to hold, such acquiror must comply with the "fair price" requirements of the Company's Certificate of Incorporation, which provide that a "fair price" has been paid for the Class B Capital Stock when such shares have been acquired at a price equal to the greater of (i) the highest per share price paid by the acquiror, in cash or in non-cash consideration, for any shares of Class A Capital Stock acquired in the six-month period ending on the date such person acquired shares of Class A Capital Stock which subjected such person to Section 1(e) of the Company's Certificate of Incorporation or (ii) the highest closing market sale price of the Class A Capital Stock during the 30-day period preceding and following the acquisition of shares of Class B Capital Stock."

NEW CONSENTS

     Because the information provided in this letter could influence your decision to consent to the two proposals set forth in the Consent Solicitation Statement, as supplemented and modified hereby, the Company has decided to resolicit your consent and extend the deadline for obtaining these new consents to 9:00 A.M. (Eastern Daylight Time) on Monday, September 29, 1997, which may be extended by the Board without further notice (the "Deadline").

     CONSEQUENTLY, THE CONSENTS WHICH WERE FORWARDED TO YOU WITH THE CONSENT SOLICITATION STATEMENT DATED AUGUST 6, 1997 WILL BE CANCELLED AND WILL BE OF NO FURTHER FORCE AND EFFECT. IN ORDER TO GIVE YOUR CONSENT TO THE PROPOSALS, YOU MUST COMPLETE, DATE AND SIGN THE ENCLOSED CONSENT CARD(S) AND RETURN THEM IN THE ENCLOSED ENVELOPE(S) NO LATER THAN 9:00 A.M. (EASTERN DAYLIGHT TIME) ON SEPTEMBER 29, 1997. YOUR FAILURE TO CONSENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE CERTIFICATE AMENDMENT, THE MERGER AGREEMENT, AS AMENDED, AND THE MERGER.

     The new forms of consent for the Certificate Amendment, the Merger Agreement, as amended, and the Merger are enclosed with this Supplemental Consent Solicitation Statement and are color coded as follows: holders of Class A Capital Stock will receive a white card with a black stripe at the top thereof, and holders of Class B Capital Stock will receive a white card with no stripe at the top thereof.

     Once the consent has been submitted, in order to revoke it, you must execute and deliver prior to the Deadline a written revocation to the Company, at the office of the Secretary, either by letter at 6608 Hollywood Boulevard, Los Angeles, California 90028, or by facsimile at (213) 463-8847. A revocation may be in any written form provided that it clearly states that the consent is no longer effective.

     IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST NOT CONSENT TO THE MERGER AGREEMENT, AS AMENDED, AND THE MERGER, AND YOU MUST FOLLOW CERTAIN PROCEDURES, ALL AS MORE FULLY DESCRIBED ON ANNEX C ATTACHED HERETO.

     Copies of the Consent Solicitation Statement that was mailed on August 6, 1997 may be obtained by request from John B. Hatfield, Executive Vice President, Secretary and Chief Financial and Administrative Officer of the Company, (213) 466-5151, or through the internet at the Securities Exchange Commission's website (http://www.sec.gov) (CIK Code 38868).

                                          By Order of the Board of Directors,


                                          /s/ JOHN B. HATFIELD
                                          -----------------------------------
                                          John B. Hatfield
                                          Secretary

                           YOUR CONSENT IS IMPORTANT.
                      PLEASE SIGN AND RETURN THE ENCLOSED
                CONSENT(S) PROMPTLY IN THE ENCLOSED ENVELOPE(S).

     TO APPROVE THE CERTIFICATE AMENDMENT, THE MERGER AGREEMENT AND THE MERGER, YOU SHOULD COMPLETE, DATE AND SIGN THE ENCLOSED CONSENT CARD(S) AND RETURN THEM NO LATER THAN 9:00 A.M. (EASTERN DAYLIGHT TIME) ON SEPTEMBER 29, 1997.

                                                                         ANNEX A

                                SECOND AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Second Amendment"), dated this 8th day of September, 1997, to the AGREEMENT AND PLAN OF MERGER (the "Original Merger Agreement"), dated as of June 15, 1997, as amended by that certain FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "First Amendment"), dated as of July 28, 1997 (the Original Merger Agreement as so amended by such First Amendment, the "Merger Agreement"), by and among FREDERICK'S OF HOLLYWOOD, INC., a Delaware corporation (the "Company"), ROYALTY ACQUISITION CORP., a Delaware corporation ("Buyer"), and ROYALTY CORPORATION, a Delaware corporation ("Parent"), is entered into by and among the Company, Buyer and Parent. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                                    RECITALS

     WHEREAS, the Company, Buyer and Parent have entered into the Merger Agreement providing for the merger of Buyer with and into the Company (the "Merger"), with the Company surviving the Merger;

     WHEREAS, the Company, Buyer and Parent amended the Original Merger Agreement pursuant to the First Amendment;

     WHEREAS, pursuant to the Original Merger Agreement, each issued and outstanding share of Class A Capital Stock and Class B Capital Stock of the Company would have been converted into the right to receive $6.14 per share;

     WHEREAS, Parent and the Frederick N. Mellinger Trust and the Harriet R. Mellinger Trust (the "Trusts") are parties to that certain Stock Purchase Agreement made as of August 25, 1997, as amended by that certain Supplement to Stock Purchase Agreement made as of September 3, 1997 (such Stock Purchase Agreement, as so amended by such Supplement to Stock Purchase Agreement, the "Stock Purchase Agreement");

     WHEREAS, pursuant to the Stock Purchase Agreement, the Trusts have agreed to sell to Parent, and Parent has agreed to purchase from the Trusts, 1,283,259 shares of the Class A Capital Stock of the Company, representing approximately 43.4% of the issued and outstanding shares of the Class A Capital Stock of the Company, and 3,159,104 shares of the Class B Capital Stock of the Company, representing approximately 53.5% of the issued and outstanding shares of the Class B Capital Stock of the Company;

     WHEREAS, the purchase price for such shares under the Stock Purchase Agreement is $6.90;

     WHEREAS, subsequent to the Original Merger Agreement and in connection with the Stock Purchase Agreement, Buyer agreed to increase the Merger Price to $6.90 per share of Class A Capital Stock and Class B Capital Stock;

     WHEREAS, the Company has received one or more unsolicited bids from third parties offering to pay over $6.90 per share of Class A Capital Stock and Class B Capital Stock;

     WHEREAS, in light of such circumstances, the Company has inquired whether Parent would be willing to increase the Merger Price for each share of Class A Capital Stock and Class B Capital Stock held by stockholders of the Company other than the Trusts (the "Remaining Stockholders");

     WHEREAS, in order to consummate the Merger Agreement with the Company, Parent has indicated its willingness to increase the Merger Price to $7.75 per share of Class A Capital Stock and Class B Capital Stock if, and only if, the Company rejects all other bids and agrees to amending the Merger Agreement in the manner set forth herein;

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company's stockholders to agree to such amendment in light of the following circumstances, among others: (1) the existence of the Stock Purchase Agreement and Parent's right to acquire a near majority of the outstanding Class A Capital Stock and a majority of the Class B Capital Stock pursuant thereto; (2) Parent's expressed intention to acquire such shares regardless of any action the Board of Directors may take with respect to any third parties; (3) Parent's expressed intention to vote the shares to be acquired by it pursuant to the Stock Purchase Agreement against any transaction the Board of Directors of the Company may approve with any such third party; (4) the high level of comfort the Board of Directors of the Company has with respect to Parent's ability to consummate the transactions contemplated by the Merger Agreement, including but not limited to Parent's ability to pay the Merger Price (as increased hereby); and (5) concerns by the Board of Directors regarding the likelihood of the consummation of any transaction with any such third party and the resulting consequences to the Remaining Stockholders; and

     WHEREAS, in light of the foregoing and other developments and circumstances, the Company, Buyer and Parent desire to further amend the Merger Agreement in the manner set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

     1. Status of Merger Agreement. Except as specifically set forth herein, the Merger Agreement shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Second Amendment. This Second Amendment shall not be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Merger Agreement, except as specifically set forth herein.

     2. Amendments to Merger Agreement. The Merger Agreement is hereby amended in the following respects:

        (a) Amendment to Section 2.1. The dollar amount "$6.14" is hereby deleted and replaced with the dollar amount "$7.75".

        (b) Amendment to Section 6.2. Section 6.2 is hereby deleted in its entirety and replaced as follows:

           "(a) The Company shall cause its directors (even if any of them should resign), John B. Hatfield, attorneys at Loeb & Loeb, attorneys at Morris, Nichols, Arsht & Tunnell and representatives of Janney Montgomery Scott (collectively, the "Restricted Persons") not to, and shall use its best efforts to cause all other officers, home office management employees, representatives and agents of the Company (including, without limitation, all accountants and all other attorneys and investment bankers) (collectively, the "Company Representatives") not to, engage in any discussions or negotiations, or otherwise have any form of contact (whether in person, by phone, written communication, electronically or otherwise), with any person or entity (including, without limitation, any person or entity that has contacted the Company prior to the date hereof) and their respective affiliated and related entities) other than Parent and Buyer (and their agents and representatives) with respect to any proposal (whether solicited or unsolicited, whether previously made, currently in existence or arising in the future) with respect to any acquisition of all or any material portion of the Company by means of a merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or a material portion of the assets or capital stock of the Company or any of its subsidiaries (an "Acquisition Transaction"). In the event that the Company or any of the Company Representatives shall receive any form of communication (whether written, oral, electronic or otherwise) from any person (other than Parent or Buyer and their agents and representatives) acting on behalf of any person or entity interested in any Acquisition Transaction, the Company shall, and the Company shall cause the Company Representatives to, immediately terminate such contact upon ascertaining that such contact involves an Acquisition Transaction. In the event any Company Representative shall be contacted in person, whether by phone or face-to-face or otherwise, by any person (other than Parent or Buyer and their agents and representatives) acting on behalf of any person or entity interested in any Acquisition Transaction, such Company Representative shall state 'I am prohibited from discussing anything with you', or words to such effect, and shall cease all discussions and contact with such person. Any telephone call from any such person shall not be returned, and all other inquiries (whether in written, oral, electronic or other form) shall not be answered, without the prior written consent of Parent. Neither Parent nor Buyer shall be entitled to terminate this Agreement as a result of any inadvertent breach of the foregoing provisions by any Restricted Person, unless a reasonable possibility exists that the direct or indirect consequence of such breach (together with any other such inadvertent breaches) may be the inability of one or more of the parties hereto to consummate the Merger in accordance with the terms of this Agreement. The Company shall arrange a meeting on Monday, September 8, 1997, among all of the officers of the Company (those officers who are not at the Company's headquarters shall attend by telephone, if available) and at which representatives of Parent may attend in person or by phone. At such meeting, George W. Townson shall inform such officers of the requirements set forth above in this Section 6.2(a) and shall instruct such officers to comply with such requirements to the letter, and shall further instruct such officers to inform the other directors and home office management employees of the Company of such requirements and to instruct such employees to comply with such requirements to the letter. Notwithstanding the foregoing, the Company Representatives may, on the date hereof and only on the date hereof, contact any person or entity that has previously made a proposal for an Acquisition Transaction solely to inform such person or entity that an agreement between the Company, Parent and Buyer has been executed, which agreement provides for the payment of $7.75 per share for all of the Class A and Class B Capital Stock of the Company owned by the Remaining Stockholders. The Company Representatives may not go into any further detail.

           (b) The Company shall use its best efforts immediately to advise Parent and Buyer orally (to be confirmed in writing if requested by Parent or Buyer) of the receipt of any inquiries or proposals (whether written, oral, electronic or otherwise) relating to an Acquisition Transaction, including the terms of any such inquiries or proposals, and the actions the Company or its representatives propose to take with respect thereto, shall immediately provide copies of any such inquiries or proposals to Parent and Buyer, and shall not take any action with respect thereto without Parent's prior written consent."

           (c) Amendment to Section 10.1. Clause (b) of Section 10.1 is hereby deleted in its entirety and replaced as follows:

           "by any party if, without any material breach by such terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before 5:00 p.m. (Los Angeles time) on November 15, 1997 (the "Merger Deadline"); provided, however, that Parent may, at its option, extend the Merger Deadline up to two times, in each case for an additional six-month period (such that, upon the exercise of the first option, the Merger Deadline would be extended to May 15, 1998, and upon exercise of the second option, the Merger Deadline would be extended to November 15, 1998). Any such extension shall be exercised by delivery by Parent to the Company, at least ten (10) days prior to the then operative Merger Deadline, of written notice exercising Parent's option to extend the Merger Deadline; provided, however, that Parent shall not be entitled to extend any Merger Deadline unless (i) any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, or (ii) any administrative action, inquiry, investigation or proceeding shall have been commenced by any court or governmental body that has requested the Merger be delayed, and the Company, Parent or Buyer has agreed to comply with such request; or (iii) such extension is for purposes of the Company's, Parent's or Buyer's complying with applicable law relating to consummation of the Merger; provided, however, that as soon as the event causing the extension under subclause (i), (ii) or (iii) has been eliminated or complied with, the Company, Parent and Buyer shall then consummate the Merger as soon as legally permissible. In the written notice delivered by Parent to the Company, Parent shall specify the basis for the extension under subclause (i), (ii) or (iii) of the immediately preceding sentence and shall also confirm that it reasonably believes it continues to have the necessary financing to consummate the Merger;"

           (d) Amendment to Section 10.2.

               (1) Clause (b) of Section 10.2 is hereby amended by adding the following at the end thereof and before the commencement of Clause (c) thereof:

           "provided, however, that the foregoing shall not apply to any breach of Section 6.2 hereof, and in the event of any breach of said Section 6.2, Parent or Buyer may immediately terminate this Merger Agreement;"

               (2) Section 10.2 is amended by adding the following sentence to the end thereof:

     "Nothing set forth in the immediately preceding sentence shall be construed to indicate that the Board shall be entitled to take the actions described by Clauses (e) or (f) thereof."

           (e) Amendment to Section 10.3. Clause (d) of Section 10.3 is hereby deleted in its entirety, and the word "or" shall be inserted before Clause (c) thereof.

           (f) Amendment to Section 10.6. Clause (a) of Section 10.6 is hereby amended by replacing the words "the actual out-of-pocket fees and expenses reasonably incurred and paid by such terminating party in connection with the Merger and the transactions contemplated by this Agreement, such amount not to exceed $750,000" with "Four Million, Five Hundred Thousand Dollars ($4,500,000) as compensation and liquidated damages for lost opportunities and reimbursement for out-of-pocket expenses (which out-of-pocket expenses alone Parent and Buyer estimate exceed One Million, Two Hundred Thousand Dollars ($1,200,000))."

           (g) Amendments to Section 10.7.

               (1) Clause (a) of Section 10.7 is hereby deleted in its entirety and replaced as follows:

           "In the event this Agreement is terminated by Parent or Buyer pursuant to Section 10.2(e) or 10.2(f) hereof, or Section 10.2(b) hereof as a result of a breach by the Company of Section 6.2 hereof, the Company shall pay to Buyer the sum of Four Million, Five Hundred Thousand Dollars ($4,500,000) immediately upon demand by Buyer, as compensation and liquidated damages for lost opportunities and reimbursement of out-of-pocket expenses (which out-of-pocket expenses alone Parent and Buyer estimate exceed One Million, Two Hundred Thousand Dollars ($1,200,000))."

               (2) Clause (b) of Section 10.7 is hereby amended by deleting: (i) "Seven Hundred Fifty Thousand Dollars ($750,000)" in Clause (i) thereof and replacing such amount with "Four Million, Five Hundred Thousand Dollars ($4,500,000)"; and (ii) "One Million Dollars ($1,000,000)" in Clause (ii) thereof and replacing such amount with "Four Million, Five Hundred Thousand Dollars ($4,500,000)". In addition, the following sentence shall be added to the end of Section 10.7(b): "Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 10.2(c) as a result of the failure of the condition set forth in Section 7.1 to be satisfied, Buyer shall not be entitled to any payment under this Section 10.7(b) unless Parent shall have used its best efforts to cause the shares of Class A and Class B Capital Stock that Parent is entitled to purchase pursuant to the Stock Purchase Agreement to be voted in favor of the Merger, and the Company shall not have taken any position or action to cause the Class A or Class B Common Stock of the Company not to be voted in favor of the Merger. If the Company takes any such position or action and the Merger is not approved, Buyer shall be entitled to such fee of Four Million, Five Hundred Thousand Dollars ($4,500,000)."

           (h) Amendment to Article X. A new Section 10.9 is hereby added to the Merger Agreement as follows:

           "Section 10.9  Termination Not Effective Except Upon Payment of
Fees. No termination of this Agreement by the Company shall be effective unless and until Parent and Buyer have received payment in full of the amounts, if any, required under this Article X."

     3. Representations and Warranties of the Company, Buyer and Parent. Each of the Company, Buyer and Parent represents and warrants that its execution, delivery and performance of this Second Amendment has been duly authorized by all necessary corporate action and this Second Amendment is the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms. The Company further represents and warrants to Buyer and Parent that (a) the Company will deliver to Parent within three (3) business days following the date hereof true and complete copies of resolutions adopted and approved by the Board of Directors reconfirming approval of the Merger Agreement, including without limitation, the Merger Agreement as amended by this Second Amendment, and the transactions contemplated thereby; and (b) no action has been taken by the Board of Directors of the Company subsequent to the date and time thereof that modifies or affects such resolutions or the matters approved thereby.

     4. Board Observation Right. From and after the date hereof and until termination of the Merger Agreement in accordance with its terms, the Company hereby grants to Parent the right to appoint, in its sole discretion, one person to act as an observer (the "Observer") at all meetings of the Board of Directors held on or after the date hereof (whether such meetings are held in person, by telephone, electronically or otherwise). In connection therewith, the Company shall (a) provide to Parent all information (including, without limitation, notices of meetings of the Board of Directors of the Company) that the Company shall provide to any member of the Board of Directors, in such person's capacity as such, concurrently with the delivery of such information to any such director and (b) permit, and make arrangements for, a person designated by Parent in writing as the Observer to attend any such meeting of the Board of Directors in an easily accessible manner. Until the termination of the Merger Agreement in accordance with its terms, at least twenty-four (24) hours prior to executing any action by written consent, the Board of Directors shall provide a true and complete copy of such proposed consent to the Observer. Nothing set forth in the immediately preceding sentence shall limit the obligations of the Company under this Section 4 to provide copies of any proposed written consent to the Observer concurrently with the delivery thereof to members of the Board of Directors.

     5. Grant of Option Upon the Occurrence of Certain Events.

     In the event that the Company shall issue or grant to any person or entity any option, warrant or other right to purchase or acquire any other rights in any shares of Class A Capital Stock, Class B Capital Stock, any other capital stock or any other securities of the Company, concurrently therewith, solely by operation of this Section 5, and with no further action on the part of the Company or its Board of Directors, Parent shall receive an identical option, warrant or right, as the case may be, to purchase the same securities or rights described therein in the identical amounts, at the identical purchase price and on the identical provisions issued or granted to such other person or entity. Nothing set forth herein shall limit or otherwise affect any rights Parent and Buyer may have under the Merger Agreement or otherwise as a result of the Company's having issued or granted any such option, warrant or right to any such person or entity.

     6. Press Release. As promptly as possible following the execution of this Second Amendment, the Company shall issue a press release in a form acceptable to Parent that shall include a statement announcing that the Board has reapproved the Merger Agreement at a price of $7.75 per share, a statement reconfirming the existence of the Stock Purchase Agreement, a statement that the Board of Directors has rejected the most recent unsolicited bid, and such other statements as may be requested by Parent and accepted by the Company (which acceptance will not be unreasonably withheld).

     7. Best Efforts. The parties reconfirm their intentions and agree to use their reasonable best efforts to consummate the Merger as soon as possible. In connection therewith, the Company agrees to contact the Securities and Exchange Commission (the "Commission") as promptly as possible following the execution of this Second Amendment, to apprise the Commission of the execution of this Second Amendment, the issuance of the press release required by Section 6 hereof, and all material developments that have happened since the Commission was last contacted by the Company or it last contacted the Company. One or more representatives of Parent, at Parent's election, shall be entitled, and the Company shall cause its representatives to allow such representative(s) of Parent, to participate in such telephone conversation with the Commission (and any future telephone or in person meetings with the Commission, other than unexpected telephone calls from the Commission that are answered by a Company representative at the time the Commission places such call). The Company shall provide copies of any materials to be filed or otherwise supplied to the Commission to Parent sufficiently in advance of such filing or submission for Parent to comment on such materials before such filing, and shall make such changes as Parent shall reasonably request prior to such filing or submission. Other than the obligations and rights described in the second sentence hereof, the Company shall have the same obligations set forth above with respect to the Commission, and Parent shall have the same rights set forth above with respect thereto, with respect to all other governmental authorities, the New York Stock Exchange, the National Association of Securities Dealers and any other similar organization that may assert jurisdiction or an interest in the transactions contemplated by the Merger Agreement.

     8. Defense of Proceedings. In the event any claim, action, suit, hearing, arbitration, governmental investigation or other proceeding (whether public or private) is brought or threatened by any governmental authority or any other person or entity against the Company, and/or any director, officer, employee, representative or agent of the Company (a "Proceeding"), in connection with the Merger Agreement (including, without limitation, this Second Amendment) or any of the transactions contemplated by the Merger Agreement (including, without limitation, this Second Amendment), the Company shall immediately advise Parent of the commencement, or threat, of any such Proceeding and shall provide to Parent a summary of any orally communicated threats, and a copy of all written materials received in connection with any such proceeding or threat, including, without limitation, any complaints, briefs, orders, correspondence and similar materials. Parent shall be entitled to participate in (but not control) the defense of any such action, with its own counsel, at its own expense. The Company shall not settle any such Proceeding, or threatened Proceeding, without the prior written consent of Parent, not to be unreasonably withheld.

     9. Executed Merger Documents. Promptly after the date hereof, the parties shall use their best efforts to prepare such additional documents as may be necessary to consummate the Merger, and the Company shall execute such documents, and shall cause its directors, officers and employees to execute such documents, as shall be reasonably requested by Parent, and shall deposit such documents with counsel for Parent until such time as any additional waiting period that may be imposed by the Commission expires; provided, however, that all documents and monies relating to termination agreements, employment, non-competition and consulting agreements, and resignations shall be exchanged and delivered in accordance with the Merger Agreement. The parties intend that all such documents (other than the documents referred to in the proviso in the immediately preceding sentence) be prepared, executed and delivered to such counsel such that no further action by the Company's Board of Directors, officers or other representatives shall be necessary upon the expiration of any such additional waiting period for the Merger to be consummated, except for such actions as may be required in connection with the documents referred to in the proviso in the immediately preceding sentence. Nothing set forth herein shall limit or affect the Company's obligations under Section 7 hereof or Section 6.4 of the Merger Agreement even after delivery of such executed documents.

     10. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     11. Governing Law. This Second Amendment shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                       [SIGNATURE PAGE FOLLOWS THIS PAGE]

     IN WITNESS, WHEREOF, the Company, Buyer and Parent have caused this Second Amendment to be signed by their respective duly authorized officers as of the date first written above.

COMPANY:

FREDERICK'S OF HOLLYWOOD, INC.

By: /s/  GEORGE W. TOWNSON
-------------------------------------------------
Title: President
BUYER:

ROYALTY ACQUISITION CORP.

By: /s/  DAVID E. LIPSON
-------------------------------------------------
Title: Chairman and President

PARENT:

ROYALTY CORPORATION

By: /s/  DAVID E. LIPSON
-------------------------------------------------
Title: Chairman and President

                                                                         ANNEX B

                          JANNEY MONTGOMERY SCOTT INC.

                                  26 Broadway
                            New York, New York 10004

                               September 18, 1997

Board of Directors
Frederick's of Hollywood, Inc.
6608 Hollywood Boulevard
Hollywood, California 90028

Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the minority stockholders (the "Stockholders") of Frederick's of Hollywood, Inc. ("FOH" or the "Company"), to whose investment decision the Consent Solicitation Statement dated August 6, 1997 and the Supplement dated September 18, 1997 are addressed, of the $7.75 cash price per share to be paid to such Stockholders (the "Consideration") in the proposed merger pursuant to the Agreement and Plan of Merger dated June 15, 1997 as amended ("Merger Agreement") entered into between FOH and Royalty Acquisition Corp. ("Buyer"), an entity formed by Knightsbridge, Inc. (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

     Janney Montgomery Scott Inc. ("JMS"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with the preparation of fairness opinions, mergers and acquisitions, rights offerings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes.

     In connection with our opinion, we have reviewed the Merger Agreement as amended, the Consent Solicitation Statement dated August 6, 1997, the Supplement thereto dated September 18, 1997, the Knightsbridge letter of September 12, 1997, and certain financial and other information of FOH, including certain internal analyses, reports, forecasts and other information. We have held discussions with senior management of FOH concerning the current operations, financial condition and prospects of FOH. In addition, we have (i) reviewed the price and trading histories of FOH's two classes of common stock and compared those prices and trading histories with those of publicly traded companies we deemed relevant; (ii) compared the financial positions and operating results of FOH with those of publicly traded companies we deemed relevant; (iii) compared certain financial terms of the Proposed Transaction to certain financial terms of selected other business combinations we deemed relevant; (iv) performed a net present value calculation on a three year forecasted income statement provided to JMS by the Company; and (v) conducted such other financial studies, analyses and investigations, and reviewed such other factors, as we deemed relevant.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to financial forecasts, we assumed that they have been reasonably prepared on a basis reflecting the best currently available information and judgment of the future financial performance of FOH. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with such valuations or appraisals.

     Our opinion is necessarily based on financial, economic, market and other conditions as they exist on, and information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Payment of JMS' Fairness Opinion fee is not contingent upon the conclusion reported. JMS has been paid in full for its Fairness Opinion and no additional payment is due on account of this Fairness Opinion. In our role as investment banker to the Company, JMS will be paid an additional fee upon completion of the Transaction.

     It should be understood that this letter is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and does not constitute a recommendation to any Stockholder on the Proposed Transaction, and that our Fairness Opinion may be included as an Exhibit to any supplemental consent solicitation statement which may be distributed in connection with the Proposed Transaction.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, the Consideration is fair, from a financial point of view, to the minority stockholders of FOH.

                                          Sincerely yours,

                                          JANNEY MONTGOMERY SCOTT INC.

                                          By: /s/  HERBERT M. GARDNER

                                          --------------------------------------
                                              Herbert M. Gardner
                                              Senior Vice President

                                                                         ANNEX C

                  APPRAISAL RIGHTS FOR DISSENTING STOCKHOLDERS

     Holders of shares of Class A and/or Class B Capital Stock of the Company (collectively, "Company Capital Stock") are entitled to appraisal rights under
Section 262 of the DGCL ("Section 262"), provided that they comply with the requirements established by Section 262.

     Section 262 is reprinted in its entirety at the end of this description of appraisal rights. THIS DISCUSSION AND SECTION 262 SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     A record holder of shares of Company Capital Stock who makes the demand described below with respect to such shares, and who otherwise complies with the statutory requirements of Section 262 will be entitled to an appraisal by the Delaware Court of Chancery, (the "Delaware Court") of the fair value of his or her shares of Company Capital Stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Company Capital Stock" are to the record holder or holders of shares of Company Capital Stock.

     Under Section 262, where a merger is accomplished pursuant to Section 228 of the Delaware General Corporation Law, either before or within 10 days after the effective date of the merger, each constituent corporation (or, after the effective date of the merger, the surviving corporation) must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders and include in each such notice (the "Notice") a copy of Section 262.

     Company stockholders electing to exercise their appraisal rights under
Section 262 must not have consented to the adoption of the Merger Agreement and the Merger. However, a stockholder's failure to consent to the adoption of the Merger Agreement and the Merger shall not constitute a waiver of such stockholder's appraisal rights. Holders of shares of Company Capital Stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to the Company within 20 days after the date of mailing of the Notice. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of his or her shares of Company Capital Stock. A written demand must satisfy the foregoing requirements. Mere indication by a stockholder on the consent enclosed with this Consent Solicitation Statement that such stockholder does not consent to the adoption of the Merger Agreement and the Merger shall not constitute a valid written demand for appraisal.

     A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Secretary, Frederick's of Hollywood, Inc., 6608 Hollywood Boulevard, Hollywood, California 90028.

     A person having a beneficial interest in shares of Company Capital Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Company Capital Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Company Capital Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Company Capital Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Company Capital Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company Capital Stock outstanding in the name of such record owner.

     Within 120 days after the effective time of the Merger (the "Effective Time"), either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the Company to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Company Capital Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Company Capital Stock not consenting to the Merger Agreement and the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Company Capital Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     Although the Company believes that the $7.75 Merger Price (the "Share Consideration") is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Share Consideration. Moreover, the Company does not anticipate offering more than the Share Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Company Capital Stock is less than the Share Consideration. In determining "fair value" the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In Cede & Co. v. Technicolor, Inc., 684 A.2d 289 (Del. 1996), the Delaware Supreme Court stated that "Section 262 is very narrow, designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. [citing Weinberger]. That narrow exclusion does not encompass known elements of value, including those which exist on the date of the merger because of a majority acquiror's interim action in a two-step cash-out transaction."

     Holders of shares of Company Capital Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the Share

Consideration which they are entitled to receive if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of Company Capital Stock who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the Share Consideration; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Company Capital Stock will be entitled to receive the Share Consideration. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Company Capital Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Share Consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC. 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                        PLEASE DATE, SIGN AND MAIL YOUR
                   WRITTEN CONSENT BACK AS SOON AS POSSIBLE!

                         WRITTEN CONSENT OF STOCKHOLDER
                                    CLASS A

                         FREDERICK'S OF HOLLYWOOD, INC.




                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

      PLEASE MARK YOUR
A [X] VOTES AS IN THIS
      EXAMPLE.

FREDERICK'S OF HOLLYWOOD, INC.
WRITTEN CONSENT OF STOCKHOLDER

This consent is solicited on behalf of the Board of Directors and must be received by the Company no later than 9:00 A.M., (Eastern Daylight Time) on September 29, 1997, or such later date as may be extended by the Board of Directors without further notice.

                                                           DOES NOT
   The undersigned, as the record holder of      CONSENTS  CONSENT   ABSTAINS
shares of Class A Capital Stock, par value
$1.00 per share (the "Class A Capital Stock"),      [ ]      [ ]       [ ]
of Frederick's of Hollywood, Inc., a Delaware corporation (the "Company"), hereby:

by written consent pursuant to section 228 of the Delaware General Corporation Law with respect to all of the shares of the Company's Class A Capital Stock of which the undersigned is the record holder on July 21, 1997, to an amendment to the Company's Certificate of Incorporation which would delete Section 1(e) of Article Fourth thereof.

                                                           DOES NOT
   The undersigned, as the record holder of      CONSENTS  CONSENT   ABSTAINS
shares of Class A Capital Stock of the
Company, hereby:                                    [ ]      [ ]       [ ]

by written consent pursuant to section 228 of the Delaware General Corporation Law with respect to all of the shares of the Company's Class A Capital Stock of which the undersigned is the record holder on July 21, 1997, to the adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 1997, as amended, among the Company, Royalty Corporation, a Delaware corporation, and Royalty Acquisition Corp., a Delaware corporation (the "Purchaser"), and to the merger of the Purchaser into the Company (with the Company being the surviving corporation) pursuant to the terms of the Merger Agreement, as amended.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent of Stockholder on the date indicated below.

(Signature of Stockholder) ____________________________________

(Signature of Stockholder, if held jointly) ______________________________

Dated: _________________

                        PLEASE DATE, SIGN AND MAIL YOUR
                   WRITTEN CONSENT BACK AS SOON AS POSSIBLE!

                         WRITTEN CONSENT OF STOCKHOLDER
                                    CLASS B

                         FREDERICK'S OF HOLLYWOOD, INC.




                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

      PLEASE MARK YOUR
B [X] VOTES AS IN THIS
      EXAMPLE.

FREDERICK'S OF HOLLYWOOD, INC.
WRITTEN CONSENT OF STOCKHOLDER

This consent is solicited on behalf of the Board of Directors and must be received by the Company no later than 9:00 A.M., (Eastern Daylight Time) on September 29, 1997, or such later date as may be extended by the Board of Directors without further notice.

                                                           DOES NOT
   The undersigned, as the record holder of      CONSENTS  CONSENT   ABSTAINS
shares of Class B Capital Stock, par value
$1.00 per share (the "Class B Capital Stock"),      [ ]      [ ]       [ ]
of Frederick's of Hollywood, Inc., a Delaware corporation (the "Company"), hereby:

by written consent pursuant to section 228 of the Delaware General Corporation Law with respect to all of the shares of the Company's Class B Capital Stock of which the undersigned is the record holder on July 21, 1997, to an amendment to the Company's Certificate of Incorporation which would delete Section 1(e) of Article Fourth thereof.

                                                           DOES NOT
   The undersigned, as the record holder of      CONSENTS  CONSENT   ABSTAINS
shares of Class A Capital Stock of the
Company, hereby:                                    [ ]      [ ]       [ ]

by written consent pursuant to section 228 of the Delaware General Corporation Law with respect to all of the shares of the Company's Class B Capital Stock of which the undersigned is the record holder on July 21, 1997, to the adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 1997, as amended, among the Company, Royalty Corporation, a Delaware corporation, and Royalty Acquisition Corp., a Delaware corporation (the "Purchaser"), and to the merger of the Purchaser into the Company (with the Company being the surviving corporation) pursuant to the terms of the Merger Agreement, as amended.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent of Stockholder on the date indicated below.

(Signature of Stockholder) ____________________________________

(Signature of Stockholder, if held jointly) ______________________________

Dated: _________________